EXHIBIT 2


                 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

         This AMENDMENT NO. 1, dated as of March 12, 2007 (this "Amendment No. 1"), to the Agreement and Plan of Merger, dated as of February 2, 2007 (the "Agreement"), by and among Longview Fibre Company, a Washington corporation (the "Company"), Brookfield Asset Management Inc., an Ontario corporation ("Parent"), and Horizon Acquisition Co., a Washington corporation and wholly-owned subsidiary of Parent ("Sub").

         WHEREAS, the parties hereto desire to amend certain provisions of the Agreement; and

         WHEREAS, Section 9.1 of the Agreement provides in relevant part that the Agreement may be amended by written agreement of the parties thereto, by action taken by their respective boards of directors.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

         1. Exhibit A to the Agreement shall be amended by deleting the first sentence of Article II.A of the Amended and Restated Articles of Incorporation of Longview Fibre Company included therein and inserting in lieu thereof the following:

         The Corporation is authorized to issue a total of one hundred fifty-two million (152,000,000) shares, consisting of one hundred fifty million (150,000,000) shares of $.001 par value to be designated "Common Stock" and two million (2,000,000) shares of $.001 par value to be designated "Preferred Stock."

         2. The effectiveness of this Amendment No. 1 is subject to its approval in accordance with Section 9.1 of the Agreement.

         3. Except as specifically set forth in this Amendment No. 1, the Agreement shall remain in full force and effect and shall not be deemed to have been further amended by this Amendment No. 1.

         4. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of Washington applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

         5. This Amendment No. 1 may be executed and delivered (including by facsimile transmission) in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                            [Signature page follows.]

         IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Amendment No. 1 to be signed by their respective officers thereunto duly authorized as of the date first written above.




                                      LONGVIEW FIBRE COMPANY

                                      By: /s/ R.H. Wollenberg
                                          -------------------------------------
                                          Richard H. Wollenberg
                                          President, Chief Executive Officer
                                          and Chairman of the Board



                                      BROOKFIELD ASSET MANAGEMENT INC.

                                      By: /s/ Sam Pollock
                                          -------------------------------------
                                          Name: Sam Pollock
                                          Title: Managing Partner



                                      HORIZON ACQUISITION CO.

                                      By: /s/ Joseph Freedman
                                          -------------------------------------
                                          Name: Joseph Freedman
                                          Title: Secretary